Exhibit 10.1

WAYFAIR INTERNATIONAL ASSIGNMENT AGREEMENT, DATED APRIL 1, 2015, BETWEEN THE COMPANY AND JOHN MULLIKEN

April 1, 2015

John Mulliken

9 Colbourne Crescent, Unit 1

Brookline, MA 02445

Dear John:

This letter describes your international assignment to London, England, subject to the terms and conditions set forth in this letter agreement (the “Agreement”). Unless specified otherwise, the terms and conditions outlined in this letter are in effect only for the period of this assignment.  At the end of the assignment, Wayfair LLC (the “Company”) will no longer provide the premiums, allowances and special benefits and differentials provided while on this assignment.  This Agreement amends and restates in its entirety the previous International Assignment Agreement between you and the Company, dated July 28, 2014.

International Assignment

Your international assignment will begin on August 1, 2014 and is anticipated to continue until approximately August 1, 2016 (the “Assignment”).

At all times during the Assignment you shall remain an employee of the Company.  The Company reserves the right to modify or terminate the Assignment at any time. During the Assignment, your employment shall continue to be “at-will,” meaning that the Company may terminate your employment and this Agreement at any time without advance notice or without cause.

The Company shall determine the timing of your repatriation, to occur within 14 days of the termination or conclusion of the Assignment unless otherwise agreed to by the Company.  For purposes of your Assignment, your home country shall be the United States and your host country shall be the United Kingdom (the “Host Country”).

During the Assignment, you are expected to abide by the Company’s policies on an ongoing basis. The Company may change its policies from time to time at its sole discretion.  If the Company should change its policies as they relate to your Assignment, you will be notified of the changes.

Duties and Responsibilities

During the Assignment, you will be working for the Company as a Senior Vice President.  You will report to Niraj Shah, the Chief Executive Officer.  The Company may modify your position, title, duties, responsibilities and terms and conditions of employment from time to time as it deems necessary.  You will observe the regular public holidays of the Host Country.

Basic Salary and Benefits

Your base salary is $265,000, less all hypothetical U.S. tax withholdings and agreed and required deductions, including those in accordance with the Company’s tax equalization policy.  Your salary may change during your Assignment in accordance with the Company’s policies and annual review cycles.  The Base Salary will be paid in the Company’s normal course and compensates you for all hours worked.  As an exempt employee you are not eligible for overtime.

You (and your family when applicable) will be eligible to participate in the following Company benefits programs during your Assignment: Medical, dental, disability, emergency evacuation, and life insurance pursuant to the

Company’s “Ex Pat” plan with Aetna.

The Company has also agreed to pay tuition and fees, including bus service, to enroll both of your children in the American School of London for the 2014-2015 school year and the 2015-2016 school year.  The Company will pay the tax liability relating to this tuition benefit.

In addition, the Company has agreed to pay an additional amount of $100,000 for the period from July 2015 through June 2016, in recognition of the salary your spouse is forgoing for the 2014-2015 academic year.  This will be payable in monthly amounts of $8,333.33, but will be paid independent of employment arrangements (e.g., if the Company requires you to relocate or terminates your service, the full amount will be payable); provided that if you leave the Company voluntarily, such payments will cease as of the date of your termination.

Bonus

Bonus eligibility will be based on the Company’s bonus plan in place and subject to the terms and conditions sets forth in such plan.

Tax Preparation

If the Company’s tax advisor suggests that you need to file a tax return for the Host Country, the Company will pay the costs of preparing your foreign tax returns in addition to the costs associated with tax equalization, which is discussed later in this Agreement.  The Company will provide you with the name of the firm to complete the foreign tax return on your behalf.  The costs will be covered during the term of your Assignment including the years following your repatriation from your Assignment for which you need to file a return for income earned while you were a Wayfair employee in the Host Country.

Tax Equalization Program

You are eligible for tax equalization with regard to compensation you receive from the Company or its affiliates during your Assignment, including income on the vesting of your equity while you are on Assignment based on the taxation requirements of the Host Country and the United States (the “Home Country”).

Tax equalization is meant to keep your tax obligation approximately the same as if you had remained in the Home Country earning the same income as you are earning during your Assignment, including base salary, bonus amounts, and income related to your ownership of equity interest in the Company including Restricted Units, Deferred Units and Options (“Equity”).  Your tax obligation will not include tax on income related to the Company’s payment of school tuition and bus transportation for your two children accompanying you to the United Kingdom for the 2014-2015 school year.

Your tax equalization is calculated as follows: the Company calculates a “hypothetically” determined Home Country income tax on your total income based on the number of exemptions you have claimed on your actual tax return. Your tax equalization does not apply to any negative tax consequences that occur due to your refusal to repatriate at the Company’s request or at the conclusion of the Assignment and these remain solely your obligation.

Tax equalization reconciliations will be prepared by a local tax preparer chosen by the Company, who will compare your actual tax liability in both countries to your hypothetical tax. This is done to ensure that your total amount of income tax paid approximates what you would have paid if you were working in your Home Country earning the same income (including base salary, bonus and income related to your ownership of equity interest in the Company that would be considered taxable income if you were located in your Home Country).

In particular, with respect to any vesting of your Equity in the Company, if it is determined that such Equity vesting results in taxable income in the Host Country with a tax obligation that exceeds what your tax obligation would have been had you remained an employee in the Home Country, the Company will provide tax equalization on this income.  If the sale of vested Equity in the Company is required in order to meet your tax obligations in the US, and the sale of additional shares of vested Equity would be required in order to cover an additional tax obligation resulting from this Assignment in the United Kingdom, the Equity sold shall not exceed what would be required to cover your tax obligation in the Home Country.  If the Company disagrees with the determination of the Host Country income and/or tax computation relating to the Equity, the Company will pay all costs associated with resolving such dispute.  Notwithstanding anything herein to the contrary, the Company will indemnify you against any amounts owed by you, including interest and penalties, in the event a taxing authority, including the United States, the United Kingdom, Germany or another jurisdiction where you may be subject to tax based on your employment with the Company, audits or assesses you or otherwise challenges any tax return made or taxes paid by you, provided that such tax return or tax payment was made by you in reliance upon the advice of the Company or a tax preparer hired on your behalf by the Company.  You agree to provide the Company with prompt notice of any such audit or assessment and will grant the Company control of any such proceeding (at the Company’s expense), with your reasonable cooperation.

Any Host Country tax refunds must be forwarded to the Company within 14 days of receiving such refund.

In exchange for the tax equalization benefit set forth herein, you hereby authorize the Company to deduct the hypothetical tax referenced above.

Confidentiality

You will continue to be bound by your obligations under the Non-Competition, Non-Solicitation, Non-Disclosure and Invention Assignment Agreement that you signed as an employee of the Company.

Transportation

The Company will pay the reasonable cost of flying you and your family to the Host Country via coach seating for the purpose of relocating to the Host Country, and the reasonable cost of returning your family from the Host Country via coach seating for the purpose of repatriation as mentioned in the “Return to Home Country” section below.

Relocation

The Company has agreed to pay a total of $20,000 in one upfront payment to cover your moving and relocation expenses.  The Company has agreed to pay a total of $20,000 upon the completion of overseas service to cover your moving & relocation expenses for your return to the United States.

Travel and Business Expenses

The Company will reimburse you for your reasonable business and travel expenses. All travel and business expenses must be submitted for reimbursement with appropriate documentation pursuant to Company policy.  The Company will reimburse you for one trip home for you and your immediate family members (4 tickets) for each 12 month period of service overseas, i.e., one trip home in 2014-2015, and one trip home in 2015-2016, pursuant to Company policy.

Return to Home Country

Upon the conclusion or termination of the Assignment, the Company will pay the transportation costs to bring you and your family via coach seating, and your household goods back to the United States. To be eligible for this repatriation assistance, you must return promptly to your Home Country upon the repatriation date designated by the Company. The Company will not pay the transportation costs to bring you and your household goods back to your Home Country if you accept a job with a new employer.

If your employment is terminated for cause as defined in the Company’s home office employee policy manual and in any policy information set forth in the Host Country company policy manual, you agree to repay the Company for the cost of repatriation. Should you voluntarily terminate your employment during the Assignment, you agree to repay the Company for the relocation expenses incurred in moving you to the Host

Country by the Company and any repatriation costs.

Immigration

Your Assignment will be subject to your obtaining and maintaining any necessary business and work visas (including successful completion of your medical examination that may be required to obtain a work permit or visa) in the countries to which you will be traveling during the Assignment. The Assignment will immediately terminate and you will be repatriated if any necessary immigration visa(s), work permit(s) and related documentation are either withheld or withdrawn or expire without renewal. The Company shall cover all immigration costs related to your Assignment to the Host Country, including the costs of a pre-departure medical exam, if any, that are not covered by your medical insurance. The Company will assist you to process your application for immigration. This should be your top priority since work permit approval is required prior to starting the Assignment and immigration proceedings can be very lengthy. You should ensure timely provision of requested information to enable the application process to happen in the most timely and efficient manner as possible. It is your responsibility to ensure that you have a valid passport for travel.

Severability

If any provision of this agreement is held by any court of competent jurisdiction to be invalid or unenforceable in whole or in part, the remaining provisions of this contract of employment shall continue in full force and effect.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the state of Massachusetts, without regard to its choice of law rules.

Entire Agreement

This Agreement constitutes the entire agreement between you and the Company regarding the terms of your Assignment and it is the complete, final, and exclusive embodiment of your agreement with regard to this subject matter and supersedes any other promises, warranties, representations or agreements, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.  From time to time, the Company may modify or cancel its personnel policies or company benefits plans consistent with the needs of the business.

Please signify your acceptance of the foregoing by signing the duplicate enclosed copy of this Agreement and returning it to me.

Yours sincerely,

/s/ Nicholas Malone
Chief Administrative Officer, Wayfair LLC

Accepted and agreed:

/s/ John Mulliken